Exhibit 10.1

August 31, 2021

Chip:

Sprouts Farmers Market, Inc. is pleased to make you the following employment offer for the position of Chief Financial Officer.

Position and Duties:	Chief Financial Officer of Sprouts Farmers Market, Inc. (the “Company”) commencing September 25, 2021.
Base Salary:	Your base salary will be $875,000 per annum, pro-rated for any partial year based on actual days of employment.
STIP:

You will be eligible for an annual cash bonus opportunity at a target of 100% of your base salary and a maximum of 300% of base salary, subject to the Company satisfying performance goals in accordance with the Company’s short-term incentive plan established by the Board of Directors. You will be guaranteed payout of your 2022 bonus at the target level. Should you leave Sprouts in 2023, any bonus for which you are eligible will be prorated for your time in service during that year. You will not be eligible for a payout of bonus for 2021.

LTIP:

Commencing in 2022, you will be eligible for annual equity grants pursuant to the Company’s long-term incentive program, with an annual grant value equal to 125% of your base salary, comprised of 50% performance share awards (“PSAs”) vesting on the third anniversary of the grant date based on achievement of performance goals to be established by the Board of Directors and 25% restricted stock units (“RSUs”) and 25% stock options, each vesting ratably over three years beginning on the first anniversary of the grant date. You will be eligible to earn up to 200% of the PSAs awarded depending on performance against such performance goals.

The actual number of RSUs and PSAs granted will be determined using the 20-day trailing average share price of the Company’s common stock on the respective grant dates. The actual number of stock options granted will be calculated using a Black-Scholes valuation for the Company’s common stock and shall have an exercise price equal to the market value on the grant date. The form of PSA, RSU and stock option agreements will be the most recent forms filed with the SEC.

Your RSU awards earned as a member of the Company’s Board of Directors will continue to vest during the period of your continued service to the Company.

Sign-On Awards:

On your start date, you will receive a sign-on equity grant equal to $4,000,000 of RSUs, cliff vesting on the two-year anniversary of the grant date. In addition, you will receive a sign-on cash award equal to $500,000.

Severance:

You will be given a separate severance agreement entitling you to two years base salary and two years bonus in the event of a change in control or in the event of involuntary termination (without cause). In addition, in the event of involuntary termination (without cause), any unvested RSUs from your $4M sign-on award will accelerate.

Restrictive Covenants:

Your employment is subject to your signing and complying with the terms of the Company’s Confidentiality, Non-Competition, and Non-Solicitation Agreement in the form filed with the SEC as Exhibit 10.6 to the Company’s 2020 Form 10-K.

Benefits:

You will be eligible to participate in the Company’s 401(k) and other benefit plans for salaried employees, subject to the terms of those plans. Your paid time off will be subject to the Company’s flexible time off policy (i.e., the Company does not accrue vacation time for salaried employees who can take as much as needed and approved by his/her supervisor).

On behalf of Jack Sinclair, and all of us at store support, welcome to the Sprouts team!

Sincerely,

/s/ Brandon Lombardi

Brandon Lombardi

Chief Legal Officer

/s/ Lawrence “Chip” Molloy

Lawrence “Chip” Molloy

Your employment is contingent upon successful completion of a background check. You understand that your employment with Sprouts is at-will and that either party can terminate the relationship at any time with or without cause and with or without notice. You further acknowledge that this offer letter does not represent an employment contract, express or implied, guaranteeing employment for any specific duration, nor does it guarantee any fixed terms and/or conditions of employment.